Media Release

FOR IMMEDIATE RELEASE	Contact: Janice McDill, 847.753.7678 Janice.mcdill@grubb-ellis.com
Grubb & Ellis Appoints Shelby Sherard Chief Financial Officer
Company Also Announces Promotions of Jean Kennedy to Senior Vice President, Chief
Accounting Officer and Donald Olinger to Senior Vice President, Finance and Treasury
NORTHBROOK, Ill. (Oct. 12, 2005) — Grubb & Ellis Company (OTC: GBEL), one of the leading providers of integrated real estate services, today announced that Shelby Sherard, an experienced corporate and real estate professional, has been named Executive Vice President, Chief Financial Officer, effective immediately.
     “Shelby’s extensive background in corporate and real estate finance, accounting and M&A activities make her an extremely valuable addition to our management group,” said Mark E. Rose, Chief Executive Officer. “We are excited by the range of experience and talent she brings to the leadership of our financial team as we pursue our near- and long-term growth objectives.”

     Sherard’s primary responsibilities will include oversight of the company’s financial and administrative operations, including corporate finance, accounting, human resources, risk management, the company’s facilities administration and information technology. Most recently, Sherard, 35, served as Chief Financial Officer of SiteStuff, Inc., a web-based procurement company focused on the real estate industry, from 2002 to 2005.
     Grubb & Ellis also announced the promotions of Jean Kennedy to Senior Vice President, Chief Accounting Officer, and Donald Olinger to Senior Vice President, Finance and Treasury. Both will report directly to Sherard.
     “These promotions reflect the continued strong contributions of both Jean and Don as well as our emphasis on building a world-class financial infrastructure to support our growth strategies and strategic initiatives,” said Rose. “Jean has very capably led our accounting, finance and budgeting operations since 1999, and Don has successfully guided the oversight of our treasury, internal audit, SEC reporting and tax compliance since 1997.” Olinger also continues as Corporate Treasurer.
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10/12/05
Grubb & Ellis Appoints Shelby Sherard Chief Financial Officer; Company Also Announces Promotions of Jean Kennedy to Senior Vice President, Chief Accounting Officer and Donald Olinger to Senior Vice President, Finance and Treasury
     The company also announced that Grubb & Ellis has retained the services of Bill Sullivan and Greenwood Advisors, Inc. to help execute on a variety of strategic financial, operational and administrative initiatives effective Nov. 1. Sullivan, a real estate veteran, will assist Grubb & Ellis’ executive management team in its financial and strategic planning and the implementation of its strategic vision for growth.
     “Bill’s extensive real estate and financial expertise, coupled with his successful operations and capital markets experience, provides us with additional insights focused on operational excellence to increase stockholder value,” said Rose.
     Sullivan, who founded Greenwood Advisors in 2001, is among the real estate industry’s leaders in strategic finance and M&A implementation and due diligence services. His background includes over three years as Chief Executive Officer of SiteStuff, Inc., and 18 years at Jones Lang LaSalle, most recently as Chief Financial Officer from 1997 to 2001.
     Sherard joined SiteStuff from Morgan Stanley’s Investment Banking Division, where she served the firm’s clients on a variety of M&A transactions in the power & utilities, real estate and retail industries. Prior to Morgan Stanley, she spent four years at LaSalle Partners where she was responsible for financial projections and analyses, investor relations and M&A execution.
     Sherard holds an M.B.A with an accounting and finance concentration from The Wharton School and a bachelor’s degree from Northwestern University.
     Kennedy, 41, joined Grubb & Ellis in 1999. From 1992 to 1999, she was Vice President, Corporate Controller at Chernin’s Shoes, Inc., a regional shoe retailer. Earlier, she spent eight years at Arthur Andersen, LLP as Manager of Audit and Financial Consulting. She holds a BS in accounting from the University of Illinois and is a CPA.
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10/12/05
Grubb & Ellis Appoints Shelby Sherard Chief Financial Officer; Company Also Announces Promotions of Jean Kennedy to Senior Vice President, Chief Accounting Officer and Donald Olinger to Senior Vice President, Finance and Treasury
     Olinger, 47, joined Grubb & Ellis in 1997 as Vice President, Finance. Prior to joining Grubb & Ellis, Olinger spent two years at McGladrey & Pullen as Director of Contract Accounting Services, where he was responsible for a number of accounts, including Grubb & Ellis and The Balcor Company, American Express’ real estate subsidiary. Earlier, Olinger spent 12 years at Balcor, rising to Vice President, Financial Reporting. He holds a bachelor’s degree in accounting from the University of Illinois and is a CPA.
About Greenwood Advisors, Inc.
Founded in 2001, Greenwood Advisors, Inc. is a financial consulting and advisory firm, focused on providing strategic financial advice, M&A implementation and due diligence services and interim management capacity.
Grubb & Ellis Company
With access to collective resources of more than 9,000 people in over 200 offices in more than 30 countries, Grubb & Ellis is one of the world’s leading providers of integrated real estate services. The Company provides a full range of real estate services, including transaction, management and consulting services, to users and investors worldwide through its domestic offices and affiliates throughout North America as well as with a global strategic alliance with Knight Frank, one of the leading property consulting firms in Europe, Africa and Asia Pacific. For more information, visit the Company’s Web site at www.grubb-ellis.com.
Forward-looking Statements
Except for historical information, statements included in this announcement may constitute forward-looking statements regarding, among other things, future revenue growth, market trends, new business opportunities, new hires, results of operation, changes in expense levels and profitability and effects on the Company of changes in the real estate markets. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the Company’s ability to obtain these results include, among other things: (i) the volume of sales and leasing transactions and prices for real estate in the real estate markets generally; (ii) a general or regional economic downturn that could create a recession in the real estate markets; (iii) the Company’s debt level and its ability to make interest and principal payments; (iv) an increase in expenses related to new initiatives, investments in people, technology and service improvements; (v) the success of new initiatives and investments; and (vi) other factors described in the Company’s annual report on Form 10-K for the fiscal year ending June 30, 2005.
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